Exhibit 10
[Execution Copy]
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (this “Agreement”), dated as of June 1, 2008 (the “Retirement Date”), by and between Wachovia Corporation, a North Carolina corporation (the “Company”), and G. Kennedy Thompson (the “Executive”).
     WHEREAS, the Company and the Executive have agreed that as of the Retirement Date the Executive shall retire and resign as Chief Executive Officer of the Company and from all other positions with the Company and its affiliates (including as a member of the Company’s Board of Directors (the “Board”); and
     WHEREAS, the parties intend that this Agreement shall set forth the terms regarding the Executive’s retirement;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties agree as follows:
     1.   Retirement.
          1.1   Effective as of the Retirement Date, the Executive’s service as a director, officer, employee or otherwise to the Company and all its subsidiaries and affiliates (collectively and together with their respective predecessors, the “Company Group”) shall terminate (except that the Executive shall remain as an employee on the Company’s payroll for three business days following the Retirement Date, available to work at the request of the Company but not required to be at the Company’s offices and having no authority to act on behalf of the Company or Company Group). Following the Retirement Date, the Executive shall execute and deliver to the Company (or any subsidiary or affiliate thereof as the Company may direct) any documentation or written evidence of such resignation and termination as may be reasonably requested by the Company.
          1.2   The Company hereby confirms and agrees that (i) for purposes of all Equity Plans (as defined below), all Benefit Plans (as defined below), any other agreements entered into by the Executive in favor of the Company or any member of the Company Group, and any other document, arrangement, policy or rule of the Company or of a member of the Company Group, the Executive has, prior to the Retirement Date, satisfied all age, years of service and other requirements for retirement from the Company, (ii) for all such purposes, the Executive’s termination of employment hereunder shall constitute a termination of employment with the Company by reason of “Retirement,” “Early Retirement” or other applicable terminology used in a particular plan, agreement or arrangement to describe a termination qualifying as a retirement under such plan, agreement or arrangement, and (iii) the Board has taken all necessary and appropriate action under all of the foregoing Plans, agreements and arrangements to provide that the Executive has been approved to so qualify and will be deemed to have so retired. The Company hereby waives any notice requirement and/or notice period in respect of the Executive’s termination of employment by retirement on the Retirement Date.
     2.   Effect of Retirement.
          2.1   Retirement Benefit. The Company will pay to the Executive $1,453,333, representing 16 months of base salary on the same basis (and at the same time and in the same form) as provided to eligible employees of the Company pursuant to the terms of the Wachovia Corporation Severance Pay Plan (the “Severance Plan”).

          2.2   Treatment of Equity-Based Compensation. In accordance with the terms and conditions of the equity-based compensation plans of the Company and the grant and other agreements and documents used in connection therewith in which the Executive participates or has participated, including, without limitation, the 2003 Stock Incentive Plan and the 1998 Stock Incentive Plan (together with the individual grant and other agreements and documents, the “Equity Plans”), the Company hereby confirms and agrees that the Executive, as of the Retirement Date, satisfied all age, years of service and other requirements to qualify for “Retirement” or “Early Retirement” as defined in the applicable Equity Plan, and the Executive shall be entitled to all the rights and benefits arising from such qualification, including immediate vesting. Attached as Exhibit 2.2 is an agreed upon list of all of the Executive’s outstanding (a) options to acquire shares of common stock of the Company (with the number of shares subject to such option, the exercise price per share thereunder, the grant date thereof and the expiration date thereof, assuming the Executive’s retirement hereunder) and (b) restricted shares of common stock of the Company (with the number of such shares).
          2.3   Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not change the terms of the benefit plans (including all tax-qualified or non-qualified deferred compensation plans and insurance bonus agreements between the Executive and the Company) in which the Executive is a participant as of the Retirement Date (the “Benefit Plans”) or the payments or benefits earned by or due to the Executive and/or the Executive’s eligible dependents thereunder for services rendered to the Company through the Retirement Date. Without limiting the generality of the foregoing, the Executive, the Executive’s spouse and/or the Executive’s other eligible dependents shall receive post-termination and post-retirement medical benefits under Wachovia’s Retiree Health and Welfare Program on the terms and conditions therein (provided that (i) the Executive shall be charged an amount equal to the cost being charged to executives still employed by the Company, the intent being to provide the Executive with medical benefits at the same cost, after taxes, as charged to executives still employed by the Company, (ii) this coverage will cease, with respect to the Executive and the Executive’s spouse, on such person’s death, and with respect to Executive’s other dependents, age 26 and (iii) if any person covered by such program becomes eligible for other primary medical coverage, then the foregoing benefits shall be secondary to such primary medical coverage). The benefits earned by or due to the Executive, the Executive’s spouse and/or the Executive’s other eligible dependents in accordance with the terms of the Benefit Plans shall be paid or provided by the Company or the respective Benefit Plan (as the case may be) when due (whether such due date is on, before or after the Retirement Date) in accordance with their respective terms (including any terms involving forfeiture or similar provisions (except as modified hereby)). Furthermore, following the Retirement Date and except as otherwise permitted by the terms of the applicable plan, program, policy or arrangement and this Agreement, the Executive shall not be eligible to participate as an active employee in any perquisite or employee welfare benefit plan, program, policy or arrangement of the Company or any member of the Company Group.
          2.4   Reimbursement for Business Expenses; Legal Fees. The Company shall promptly reimburse the Executive for any reasonable business expenses incurred by the Executive through the Retirement Date to the extent not previously reimbursed or rejected, upon submission of appropriate documentation and in accordance with the Company’s policies in effect from time to time. The Company shall also promptly reimburse the Executive for up to $50,000 of reasonable legal fees and related expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement under any provision of this Agreement shall be paid to the Executive promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than December 31 of the calendar year after the calendar year in which such expenses are incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
          2.5   Office and Executive Assistant. The Company shall make available to the Executive reasonable office space in Charlotte, North Carolina for the Executive’s personal use (other than at the Company’s corporate headquarters) and the full-time services of an executive assistant (who shall be the Executive’s existing executive assistant (subject to her consent) and who shall remain an employee of the Company while providing these services). The Company’s obligation to make such office space and assistant available shall expire on the earlier of (i) the third anniversary of the Retirement Date and (ii) the first day after the Retirement Date on which the Executive becomes employed, retained or engaged by or in, or otherwise commences providing services to or for, any business or other organization, excluding any activities that relate solely to (x) the Executive’s management of the Executive’s personal finances, (y) the Executive’s services for charitable organizations and (z) the Executive’s service as a director of any publicly-traded company that is not in competition with the Company or the Company Group (as determined by the Board in its discretion). The amount of services provided to the Executive under this Section 2.5 shall not affect the amounts made available in any other calendar year. The Executive’s rights under this Section 2.5 shall not be subject to liquidation or exchange for any other benefit.
          2.6   Release; Exclusive Payments and Benefits. For and in consideration of the agreements, payment of the amounts and the provision of the benefits, in each case, as described in this Section 2, the Executive hereby agrees to execute a release of all claims against the Company and certain other parties in the form attached as Exhibit 2.6 hereto (the “Release”). Except as otherwise expressly provided in (and subject to the terms of) this Agreement and the Equity Plans and Benefit Plans, the Executive agrees that the Executive shall not be entitled to receive any other payment, compensation or benefits from the Company or any other member of the Company Group in connection with the Executive’s employment or service, the termination of such employment or service or otherwise. Notwithstanding anything herein or in any Equity Plan or Benefit Plan to the contrary, the Executive shall not be entitled to receive any bonus or incentive based compensation with respect to the 2008 calendar, fiscal or performance year (except those equity-based awards granted prior to the date hereof). Except as otherwise provided in this Agreement, following the Retirement Date, the Executive further agrees that the Executive is not entitled to any severance, change-in control-related or similar payments or benefits under any agreement, guidelines, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company or any member of the Company Group (including the Severance Plan) and hereby acknowledges and agrees that the Executive’s receipt and satisfaction of all agreements, payments and benefits provided in this Section 2 will constitute full and final payment, accord and satisfaction of any and all potential claims described in the Release (subject to the terms and limitations in the General Release). The Company shall have no obligation whatsoever to Executive under this Agreement until the passage of the Revocation Period (as defined in Exhibit 2.6) without Executive having revoked the Executive’s execution hereof in accordance with the terms of the General Release.
     3.   Covenants.
          3.1   The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, non-public or confidential information, knowledge or data relating to the Company Group and its related businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any member of the Company Group. After the Retirement Date, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (including in connection with any arbitration or legal proceeding with regard to the enforcement of this Agreement), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition to the foregoing, the Executive will refrain from taking any action or making any statements, written or oral, which are intended to or which disparage the business, goodwill or reputation of the Company or any member of the Company Group, or their respective directors, officers, executives or other employees, or which could adversely affect the morale of employees of the Company or any member of the Company Group (except to the extent required by applicable law, including under applicable securities laws). The Company shall use its reasonable best efforts to ensure that no member of the Board (so long as such member serves thereon) and none of the Company’s senior executive officers (so long as such officer serves as such) take any action or make any statements, written or oral, which are intended to or which disparage the business, goodwill or reputation of the Executive (except to the extent required by applicable law, including under applicable securities laws).
          3.2   For three years after the Retirement Date, the Executive shall not, directly or indirectly, on behalf of the Executive or any other person, (A) solicit for employment, (B) encourage to leave the employ of the Company Group, or (C) interfere with the relationship of the Company or any member of the Company Group with any person employed by the Company Group.
          3.3   For two years after the Retirement Date), the Executive will not become a director, officer, employee or consultant engaging in activities similar to those performed by a senior officer for any business which is in competition with any line of business of the Company Group and in which the Executive participated in a direct capacity while the Executive was employed by the Company Group at any time within the one year period preceding the Retirement Date and which has offices in any location in which the Executive had supervisory responsibility in the geographic footprint of Wachovia Bank, National Association (or successors thereto, including but not limited to, Alabama, California, Connecticut, Delaware, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Arizona, Colorado, Illinois, Nevada, Kansas and Washington, D.C. The Executive expressly acknowledges the reasonableness of such restrictions and such geographic area. Further, during such period, the Executive will not acquire an equity or equity-like interest in such an organization for the Executive’s own account, except that the Executive may acquire equity interests of not more than 5% of any such organization from time to time as an investment. Notwithstanding anything to the contrary in this Section 3.3, the Executive shall not be prohibited from providing services to any investment firm (such as a hedge fund manager or private equity firm) engaged in activities that are in competition with certain lines of business of the Company Group so long as (i) the Executive is not engaged in activities similar to those performed by a senior officer for any financial services institution (excluding, for the avoidance of doubt, a hedge fund manager or private equity firm), depositary institution, state or federally chartered bank or similar entity that is in competition with any similar lines of business of the Company Group and (ii) the Executive will not become employed or perform services, directly or indirectly, whether as an a director, officer, employee or consultant by or on behalf of any person in connection with any transaction related to the capital stock, debt securities or other instruments of any member of the Company Group (including any acquisition of control by, or merger with, any person) or any material assets of the Company Group (nor in connection with any “solicitation” of “proxies” (as such terms are used in Rule 14A of the General Rules and Regulations of the Exchange Act, as in effect on the date hereof), but without regard to the exclusion set forth in Section 14a 1(l)(2)(iv) from the definition of “solicitation”) or other attempt to influence the management, business or affairs of any member of the Company Group). Upon the Executive’s request to the Company’s Chief Executive Officer, the Company will provide an advance opinion as to whether a proposed activity would violate the provisions of this Section 3.3.
          3.4   In the event of a breach or threatened breach of this Section 3, the Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and the Company may, in its sole discretion, terminate the exercise period of any unexercised stock options granted under the Equity Plans to the Executive. The Executive acknowledges that monetary damages would be inadequate and insufficient remedy for a breach or threatened breach of Section 3.
          3.5   The Executive hereby agrees that prior to accepting employment with any other person or entity during the three years following the Retirement Date, the Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of Section 3, with a copy of such notice delivered simultaneously to the Company.
          3.6   The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) or other legal matter which relates to events occurring during Executive’s employment with the Company Group.
     4.   Indemnification/D&O Liability Insurance. The Executive shall continue to be indemnified for acts and omissions occurring on or prior to the Retirement Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company and of any other member of the Company Group in accordance with their terms as in effect from time to time. The Company agrees that for purposes of this Section 4 it (or any member of the Company Group, as the case may be) shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to the Executive in a manner consistent with how such provisions are interpreted and applied by the Company (or the relevant member of the Company Group) to then active executive officers of the Company or of the relevant member of the Company Group. The Executive shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.
     5.   Legal Matters.
          5.1   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.
          5.2   Arbitration. Except with respect to the Company’s rights to injunctive relief for matters arising under Section 3 of this Agreement, any disputes, claims or controversies arising under, out of, or in connection with this Agreement (including, without limitation, whether any such disputes, claims or controversies have been brought in bad faith) shall be settled exclusively by arbitration in Charlotte, North Carolina in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that the Company may invoke the American Arbitration Association’s Optional Rules for Emergency Measures of Protection. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
          5.3   Notice of Claims. The Executive agrees to promptly notify the Company of any claims made against the Executive in the Executive’s capacity as a former director or officer/employee of the Company or any other member of the Company Group, provided that, if the Company or a member of the Company Group is, along with the Executive, also a named party to any such claim, the Executive shall have no liability to the Company for a delay or failure in providing notice of such claim.
     6.   Miscellaneous.
          6.1   Successors. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) or assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (provided that such assumption need not be express and may occur by operation of law). As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law or otherwise. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to the Executive shall be deemed to refer, where appropriate, to the Executive’s legal representatives or the Executive’s beneficiary or beneficiaries.
          6.2   No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company or any other member of the Company Group against the Executive’s entitlements under this Agreement for any compensation or other amounts that the Executive earns from subsequent employment or engagement of the Executive’s services nor on account of any claim that the Company or any other member of the Company Group may have against the Executive. In no event shall the Company or any other member of the Company Group have a right of offset against any account that the Executive maintains with the Company or any member of the Company Group, including on account of any claims arising under this Agreement; provided, however, that nothing in this Agreement shall preclude the Company from enforcing any award obtained in its favor in accordance with Section 5.2 hereof against any account or other assets of the Executive maintained with or held by the Company or any other member of the Company Group.
          6.3   Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier (provided in each case confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Executive:	to the Executive’s home address as indicated on the Company’s records

with a copy to:	Joseph E. Bachelder, Esq.
Law Offices of Joseph E. Bachelder, LLP
780 Third Avenue, 29th Floor
New York, NY 10017
Fax: (212) 319-3070

If to the Company:	Wachovia Corporation
301 South College Street
Charlotte, North Carolina
Attention: Chairman
Fax: (704) 374-3425

with a copy to:	Wachovia Corporation
301 South College Street
Charlotte, North Carolina
Attention: General Counsel
Fax: (704) 374-6840

Notices, demands and other communications shall be deemed given on delivery thereof.
          6.4   Entire Agreement. Any document produced in the course of negotiating the terms of this Agreement shall not be deemed to constitute a part of this Agreement and shall not be used to interpret the terms of this Agreement or the intent of the parties hereto. Neither party is relying upon any representation, understanding, undertaking or agreement not set forth in this Agreement, and each party expressly disclaims any reliance on any such representation, understanding, undertaking or agreement. In the event there is a conflict between any provision of this Agreement and any provision of any Equity Plan, Benefit Plan or other agreement, plan, policy or program of the Company or any other member of the Company Group, the provisions of this Agreement shall control.
          6.5   Representations of the Company. The Company represents and warrants to the Executive that, except as would not impair the Company’s ability to perform its obligations hereunder and Executive’s ability to enforce such performance: (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved on behalf of the Company by its Board (or an appropriate committee thereof) including by the affirmative vote of a majority of such Board (or committee) specifically directing that the Executive’s termination of employment be treated as a retirement for all purposes) and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken; (ii) the authorized person signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          6.6   Representations of the Executive. Executive represents and warrants to the Company that the Executive has read carefully and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges and agrees that the Executive is executing this Agreement willingly, voluntarily and knowingly, of the Executive’s own free will, in exchange for the payments and benefits described in Section 2 of this Agreement, and that the Executive has not relied on any representations, promises or agreements of any kind made to the Executive in connection with the Executive’s decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive will not receive any payments or benefits under this Agreement until the seven (7) day Revocation Period provided for under the General Release has passed, and then, only if the Executive has not revoked the General Release.
          6.7   Amendment; Waiver. This Agreement may not be amended except by mutual written agreement of the Executive and an officer of the Company expressly authorized to enter into such amendment by the Board. No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

          6.8   Tax Matters.
          6.8.1 The payment of any amount pursuant to this Agreement shall be subject to all applicable withholding and payroll taxes and other applicable deductions consistent with past practice, including, without limitation, deductions for payments or benefits provided prior to the Retirement Date and deductions required under the Company’s employee benefit plans, if any.
          6.8.2 Notwithstanding any provision to the contrary in this Agreement or in any of the Equity Plans or Benefit Plans referred to in Section 2.2 and 2.3 hereof (each, a “Plan”), any payment otherwise required to be made to the Executive under any Plan on account of the Executive’s “separation from service”, within the meaning of the Section 409A Rules (as defined below), to the extent such payment (after taking into account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. In the case of each Plan under which the Executive is entitled to receive amounts treated as deferred compensation subject to the Section 409A Rules and which provides for payment of such amounts in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(iii), and (B) to the extent such Plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to the Executive thereunder. For purposes of this Section 6.8.2, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same. Notwithstanding the foregoing, the Executive shall be solely responsible, and the Company and Company Group shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under the Section 409A Rules.
          6.9 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          6.10 Construction. The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Agreement.
          6.11 Counterparts. This Agreement may be executed in one or more counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          6.12 Certain Defined Terms. For purposes of this Agreement, except as may otherwise be explicitly provided herein, the following definitions shall apply: (i) a “subsidiary” of an entity means any entity 50% or more of the equity or voting power of which is owned by such other entity; and (ii) an “affiliate” of an entity means an entity, other than a subsidiary of such other entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such other entity.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated below.

WACHOVIA CORPORATION
By:	/s/ Shannon W. McFayden
	Name:	Shannon W. McFayden
	Title:	Senior Executive Vice President

EXECUTIVE
/s/ G. Kennedy Thompson

Exhibit 2.2 — OUTSTANDING OPTIONS AND RESTRICTED SHARES

Outstanding Stock Options and Restricted Stock Grants
	Expiration
Date of Grant	Date	Type	Grant Price	Shares Outstanding
4/20/1999	4/20/2009	Stock option	$54.9375	35,000
1/3/2000	1/3/2010	Stock option	$31.5625	198,900
10/17/2000	10/17/2010	Stock option	$27.5625	279,000
1/4/2001	1/4/2011	Stock option	$31.0625	250,000
4/17/2001	4/17/2011	Stock option	$30.4000	500,000
7/31/2001	7/31/2011	Stock option	$34.9200	348,800
4/16/2002	4/16/2012	Stock option	$37.9800	678,120
4/22/2003	4/22/2013	Stock option	$37.4300	593,724
4/19/2004	4/19/2014	Stock option	$44.6500	419,048
4/18/2005	4/18/2015	Stock option	$50.3800	418,864
3/31/2006	3/31/2016	Stock option	$56.0500	548,238
2/20/2007	2/20/2017	Stock option	$58.3600	211,641
2/19/2008	2/19/2018	Stock option	$41.0000	537,719
2/19/2008	2/19/2018	Stock option	$48.0000	627,339
2/19/2008	2/19/2018	Stock option	$33.7900	328,498
4/19/2004		Restricted Stock		22,628
4/18/2005		Restricted Stock		45,244
3/31/2006		Restricted Stock		67,284
2/20/2007		Restricted Stock		169,313
Total				6,279,360

Exhibit 2.6 — GENERAL RELEASE
     In exchange for the payments and benefits set forth in the retirement agreement between Wachovia Corporation (the “Company”) and me dated June 1, 2008 (the “Retirement Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Retirement Agreement, and my execution (without revocation) and delivery of this General Release on or after the Resignation Date (as defined in the Retirement Agreement):
     1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release Wachovia Corporation and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures (individually and collectively, “Wachovia”); and all of their current and former officers, directors, employees, and agents, in their capacity as Wachovia representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act, or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.
     (b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989 and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.
     (c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under the Severance Plan (as defined in the Agreement).
     (d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.
I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Retirement Agreement, including the right to receive the payments, benefits and indemnifications specified in the Retirement Agreement; (ii) my rights to the vested benefits (including to reimbursement of expenses) I may have, if any, under any Company employee benefit plans and programs; (iii) any claim arising after the Effective Date of this General Release; and (iv) my rights in respect of any checking, savings, investment and similar accounts with the Company’s banking affiliates.

     2. I acknowledge that I have had at least 21 calendar days from the date of delivery of the Retirement Agreement to consider the terms of the Retirement Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the General Counsel, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288 by 5:00 pm on the 22nd day after the Resignation Date will render me ineligible for the payments and benefits described herein and in the Agreement.
     3. I understand that once I sign and return this General Release to the General Counsel of Wachovia, I have 7 calendar days to revoke it. I may do so by delivering to the General Counsel, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288 written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the General Counsel of Wachovia (“Effective Date”); provided that I have not revoked it during the Revocation Period.
     YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.
     I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.
Dated: June 1, 2008
/s/ G. Kennedy Thompson

G. KENNEDY THOMPSON

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